EXHIBIT (D)(VII)
                   FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement ("Agreement") is made as of the ___ day of ________, 1999 by and between Wilshire Associates Incorporated, a California corporation ("Adviser") and Brinson Partners __________________________, a ____________________________ ("Sub-Adviser").

         WHEREAS Adviser is the investment adviser of the Horace Mann Mutual Funds (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of seven separate series or portfolios including the Horace Mann Growth Fund, the Horace Mann Income Fund, the Horace Mann Balanced Fund, the Horace Mann Short-Term Investment Fund, the Horace Mann Socially Responsible Fund, the Horace Mann International Equity Fund, and the Horace Mann Small-Cap
         Growth Fund;

         WHEREAS Adviser desires to retain Sub-Adviser to furnish investment advisory services for the _______________ Fund (the "Fund Portfolio"), and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Fund Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2. SUB-ADVISER SERVICES Subject always to the supervision of the Fund's Board of Trustees and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of the Fund Portfolio as Adviser shall from time to time designate (the "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of the Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and the Fund Portfolio and will monitor the Portfolio Segment's investments, and will comply with the provisions of the Fund's Declaration of Trust and Bylaws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund Portfolio as set forth in the prospectus and Statement of Additional Information for the Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time.


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Sub-Adviser will provide reports at least quarterly to the Board of Trustees and to Adviser. SubAdviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of the Fund Portfolio with respect to the Portfolio Segment and to consult with Adviser regarding the investment affairs of the Portfolio Segment.

Sub-Adviser agrees that it:

         (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

         (b) will conform with all applicable rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for the Portfolio Segment to comply with subchapter M of the Internal Revenue Code as if it were a regulated investment company thereunder;

         (c) to the extent directed by Adviser in writing, will execute purchases and sales of portfolio securities for the Portfolio Segment through brokers or dealers designated by Adviser and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of the Portfolio Segment to such brokers or dealers for the account of the Fund Portfolio. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions will be negotiated by Adviser on behalf of the Fund rather than by Sub-Adviser, and that such directions may result in the Fund paying higher brokerage commissions or transaction costs or receiving less favorable prices than those which the Sub-Adviser could obtain from another broker or dealer;

         (d) is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of the Portfolio Segment for the account of the Fund Portfolio. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of the Portfolio Segment's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of the Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of the Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Fund


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         Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion;

         (e) is authorized to consider for investment by the Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of the Portfolio Segment and all other clients of Sub-Adviser in situations in which two or more clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among the Portfolio Segment and other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Portfolio Segment with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and the Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio Segment) participating in the transaction. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid by the Portfolio Segment will not be so averaged and may be greater than those paid by other accounts or portfolios of Sub-Adviser;

         (f) will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Portfolio Segment, including without limitation, review of the general investment strategies of the Portfolio Segment, the performance of the Portfolio Segment in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

         (g) will prepare such books and records with respect to the Portfolio Segment's securities transactions as requested by Adviser and will furnish Adviser and the Fund's Board of Trustees such periodic and special reports as the Board or Adviser may reasonably request;

         (h) will vote all proxies with respect to securities in the Portfolio Segment; and


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         (i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.

3. EXPENSES During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for the Portfolio Segment.

4. COMPENSATION For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee computed and paid as set forth in
Exhibit 1 - Fee Schedule.

5. OTHER SERVICES Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or the Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or the Fund Portfolio. Adviser understands and has advised the Fund's Board of Trustees that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of the Fund Portfolio other than the Portfolio Segment.

6. AFFILIATED BROKER In connection with the purchase or sale of securities or other investments for the Portfolio Segment, Sub-Adviser may allocate orders for purchase and sale transactions to any broker-dealer affiliated with Sub-Adviser ("Affiliated Broker"), may purchase securities underwritten by Affiliated Broker, and may cause the Portfolio or the Fund to compensate Affiliated Broker for effecting such transactions, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) compliance with procedures adopted by the Fund pursuant to Rule l7e-1 and Rule l0f-3 under the Investment Company Act of 1940, as amended; (c) the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"); (d) the provisions of the Securities Exchange Act of 1934, as amended; and (e) other applicable provisions of law.

From time to time Affiliated Broker may be in a position to buy for its other clients securities which are being sold for the Fund or to sell for its other clients securities which are being purchased for the Fund ("agency cross transactions"). Because Sub-Adviser is making the investment decision and Affiliated Broker may be receiving commissions from the parties on both sides of the transaction. Sub-Adviser has a potential conflicting division of loyalties and responsibilities. Advisor hereby acknowledges and agrees that Sub-Adviser and Affiliated Broker may participate in agency cross transactions on behalf of the Portfolio Segment and that


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Affiliated Broker may receive compensation from both parties to the transaction in connection therewith.

Adviser of the Fund may revoke any or all of the consents and authorizations given hereby at any time and without penalty by providing written notice to Sub-Adviser.

7. REPRESENTATIONS OF SUB-ADVISER Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, and (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

8. BOOKS AND RECORDS Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Portfolio Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 31a-2 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for the Fund Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at SubAdviser's offices. Adviser and the Fund or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of the Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, the


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Fund Portfolio or the Fund or the composition of the Portfolio Segment.
Sub-Adviser may, however, disclose that Adviser, the Fund and the Fund Portfolio are its clients.

9. CODE OF ETHICS Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b) and (c) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser's code of ethics or, if such a violation has occurred, the nature of such violation and of the action taken in response to such violation.

10. LIMITATION OF LIABILITY Neither Sub-Adviser nor any of its directors, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or negligence on Sub-Adviser's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any communication to current or prospective investors in the Fund Portfolio, made by Sub-Adviser and provided to Adviser or the Fund by Sub-Adviser.

11. TERM AND TERMINATION This Agreement shall become effective with respect to the Portfolio Segment on _, 199_, and shall remain in full force until ___, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Fund Portfolio, but only as long as such continuance is specifically approved for the Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund Portfolio, Sub-Adviser may continue to serve in such capacity for the Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

(a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without the payment of any


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penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund with respect to the Fund Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund Portfolio (as defined in the 1940
Act) on sixty days written notice to Sub-Adviser by the Fund.

(b) This Agreement may be terminated with respect to the Fund Portfolio at any time without payment of any penalty by Adviser, the Board of Trustees or a vote of majority of the outstanding voting securities of the Fund Portfolio in the event that Sub-Adviser or any officer or director of SubAdviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

(c) This Agreement shall automatically terminate in the event the Investment Management Agreement between Adviser and the Fund with respect to the Fund Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

12. NOTICE Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.

13. LIMITATIONS ON LIABILITY All parties are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered into in the name or on behalf thereof by any of its Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund, with respect to a Fund Portfolio, must look solely to the assets belonging to the Fund Portfolio for the enforcement of any claims.

14. ADVISER RESPONSIBILITY Adviser will provide Sub-Adviser with copies of the Fund's Declaration of Trust, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof.

15. ARBITRATION OF DISPUTES Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial


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arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys' fees and costs.

16. MISCELLANEOUS This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17. APPLICABLE LAW This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 above which will be construed in accordance with Delaware law) the laws of the state of California.

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED ____________________________________________

By _________________       By _______________
Title _______________      Title _____________
By ________________        By ________________
Title _____________        Title _______________


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                                   EXHIBIT I
                                  FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to the Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of the Portfolio Segment, at the following annual rate:

Sub-Adviser's fee shall be accrued daily at 1/365th of the annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to the Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.


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